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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                       Commission File Number 0-14-827

                       National Sanitary Supply Company
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             (Exact name of registrant as specified in its charter)

                   2900 Chemed Center, 255 East Fifth Street
                          Cincinnati, Ohio 45202-4790
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           Plan Interests under the National Sanitary Supply Company
                   Employees Thrift and Profit Sharing Plan
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           (Title of each class of securities covered by this Form)

                                     None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [_]            Rule 12h-3(b)(1)(ii) [_]
               Rule 12g-4(a)(1)(ii) [_]            Rule 12h-3(b)(2)(i)  [_]
               Rule 12g-4(a)(2)(i)  [_]            Rule 12h-3(b)(2)(ii) [_]
               Rule 12g-4(a)(2)(ii) [_]            Rule 15d-6           [_]
               Rule 12h-3(b)(1)(i)  [X]

     Approximate number of holders of record as of the certification or notice date: zero
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Pursuant to the requirements of the Securities Exchange Act of 1934, National
Sanitary Supply Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  May 22, 1998                     By:  /s/ Brian P. Lynch
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                                             Brian P. Lynch
                                             Assistant Secretary